Exhibit 99.1

NEWS RELEASE
Contact: Graham Sones, VP of Investor Relations ir@kodiakgas.com (936) 755-3259

Kodiak Gas Services Announces Quarterly Dividend

THE WOODLANDS, TX — July 24, 2025 — Kodiak Gas Services, Inc. (NYSE: KGS), (“Kodiak” or the “Company”) today announced that its board of directors has declared a cash dividend of $0.45 per share of common stock for the second quarter of 2025 (the “Common Stock Dividend”). This Common Stock Dividend will be paid on August 14, 2025 to all stockholders of record as of the close of business on August 4, 2025.
In conjunction with the Common Stock Dividend, Kodiak Gas Services, LLC (“Kodiak Services”), a subsidiary of Kodiak, has declared a distribution of $0.45 per unit for the second quarter of 2025, which will be paid on August 14, 2025 to all unitholders of record of Kodiak Services on August 4, 2025.
About Kodiak
Kodiak is a leading contract compression services provider in the United States, serving as a critical link in the infrastructure that enables the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high–volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems.
Cautionary Note Regarding Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Forward-looking statements contained herein include the amount and timing of future dividend payments. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. A list and description of risks, uncertainties and other factors can be found in the Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and filed with the SEC on March 7, 2025 and any updates to those factors set forth in our subsequent quarterly reports on Form 10-Q or current reports on Form 8-K. Any forward-looking statement made by us in this news release is based only on information currently available to us and speaks only as of the date on which it is made. Except as may be required by applicable law, we undertake no obligation to publicly update any forward-looking statement whether as a result of new information, future developments or otherwise.

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